As filed with the Securities and Exchange Commission
                              on November 2, 1995
                                                      Registration No. 33-

=================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------

                                 F O R M  S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                         INSITUFORM TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------
             DELAWARE                                   13-3032158
     (State or other jurisdic-                        (I.R.S. Employer
       tion of incorporation                           Identification No.)
        or organization)
                              1770 Kirby Parkway
                                   Suite 300
                           Memphis, Tennessee 38138
                   (Address of principal executive offices)

                                --------------

                         INSITUFORM MID-AMERICA, INC.
                               STOCK OPTION PLAN
                             (Full Title of Plan)

                                --------------

                               JEAN-PAUL RICHARD
                     President and Chief Executive Officer
                       Insituform Technologies, Inc.
                              1770 Kirby Parkway
                                   Suite 300
                           Memphis, Tennessee 38138
                                (901) 759-7473

                    (Name and address and telephone number,
                  including area code, of agent for service)
                                ---------------
                                  Copies to:

                              HOWARD KAILES, ESQ.
                         Krugman, Chapnick & Grimshaw
                           Park 80 West - Plaza Two
                        Saddle Brook, New Jersey 07663

                                --------------

===================================================================

===================================================================================

                            CALCULATION OF REGISTRATION FEE

===================================================================================
   Title of                      Proposed maximum Proposed maximum     Amount
securities to be    Amount to be offering price      aggregate          of
   registered        registered      per share     offering price  registration fee
----------------    ------------ ---------------- ---------------- ----------------
Class A Common Stock   43,520       $ 5.22(1)       $  236,570.40    $ 81.58
($.01 par value)         shares

Class A Common Stock   23,615       $ 2.61(2)       $   61,635.15    $ 21.26
($.01 par value)         shares

Class A Common Stock   16,868       $ 4.32(3)       $   72,869.76    $ 25.13
($.01 par value)         shares

Class A Common Stock   15,334       $ 3.58(4)       $   54,895.72    $ 18.93
($.01 par value)         shares

Class A Common Stock  104,644       $ 9.79(5)       $1,024,464.76    $353.27
($.01 par value)         shares

Class A Common Stock    1,955       $11.09(6)       $    21,680.95   $  7.48
($.01 par value)         shares

Class A Common Stock    5,865       $12.83(7)       $   75,247.95    $ 25.95
($.01 par value)         shares

Class A Common Stock    1,150       $12.34(8)       $   14,191.00    $  4.90
($.01 par value)         shares

Class A Common Stock   18,400       $11.20(9)       $  206,080.00    $ 71.07
($.01 par value)         shares

Class A Common Stock    4,600       $12.51(10)      $   57,546.00    $ 19.85
($.01 par value)         shares

Class A Common Stock      345       $ 8.92(11)      $    3,077.40    $  1.07
($.01 par value)         shares

Class A Common Stock     1,495      $ 8.60(12)      $   12,857.00    $  4.44
($.01 par value)         shares

Class A Common Stock     1,495      $ 8.86(13)      $   13,245.71    $  4.57
($.01 par value)         shares

Class A Common Stock    73,140      $ 7.40(14)      $  541,236.00    $186.64
($.01 par value)         shares

Class A Common Stock    17,250      $ 9.03(15)      $  155,767.50    $ 53.72
($.01 par value)         shares

Class A Common Stock     2,415      $ 9.14(16)      $   22,073.10    $  7.62
($.01 par value)         shares

Class A Common Stock       345      $12.29(17)      $    4,240.05    $  1.47
($.01 par value)         shares

Class A Common Stock   115,000      $13.75(18)      $1,581,250.00    $545.26
($.01 par value)         shares

Total                  449,236                      $4,158,928.45     $1,434.21
                         shares
===================================================================================

(1) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $5.22 per share of Class A Common Stock for shares subject to options granted.

(2) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $2.61 per share of Class A Common Stock for shares subject to options granted.

(3) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $4.32 per share of Class A Common Stock for shares subject to options granted.

(4) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $3.58 per share of Class A Common Stock for shares subject to options granted.

(5) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $9.79 per share of Class A Common Stock for shares subject to options granted.

(6) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $11.09 per share of Class A Common Stock for shares subject to options granted.

(7) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $12.83 per share of Class A Common Stock for shares subject to options granted.

(8) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $12.34 per share of Class A Common Stock for shares subject to options granted.

(9) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $11.20 per share of Class A Common Stock for shares subject to options granted.

(10) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $12.51 per share of Class A Common Stock for shares subject to options granted.

(11) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $8.92 per share of Class A Common Stock for shares subject to options granted.

(12) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $8.60 per share of Class A Common Stock for shares subject to options granted.

(13) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $8.86 per share of Class A Common Stock for shares subject to options granted.

(14) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $7.40 per share of Class A Common Stock for shares subject to options granted.

(15) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $9.03 per share of Class A Common Stock for shares subject to options granted.

(16) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $9.14 per share of Class A Common Stock for shares subject to options granted.

(17) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $12.29 per share of Class A Common Stock for shares subject to options granted.

(18) Estimated solely for purposes of calculating the registration fee on the basis of an exercise price of $13.75 per share of Class A Common Stock for shares subject to options granted.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information Incorporated by Reference
         -------------------------------------

      There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Insituform Technologies, Inc. (the "Company") under the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), with the Securities and Exchange Commission:

            (a)   Annual Report on Form 10-K for the year ended
      December 31, 1994, as amended by Amendment No. 1 thereto;

            (b)   Current Report on Form 8-K dated January 9, 1995;

            (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, as amended by Amendment No. 1 thereto;

            (d)   Current Report on Form 8-K dated April 4, 1995;

            (e)   Current Report on Form 8-K dated April 18, 1995;

            (f)   Current Report on Form 8-K dated April 28, 1995;

            (g)   Current Report on Form 8-K dated May 23, 1995;

            (h)   Current Report on Form 8-K dated June 7, 1995;

            (i)   Quarterly Report on Form 10-Q for the quarter ended
      June 30, 1995;

            (j)   Report on Form 10-C dated September 1, 1995;

            (k)   Report on Form 10-C dated October 25, 1995; and

            (l)   Current Report on Form 8-K dated October 25, 1995.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      Certain information contained in this Registration Statement summarizes, is based upon, or refers to, information contained in one or more exhibits to this Registration Statement. Accordingly, the information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.


Item 4. Description of Securities
        -------------------------

      Not applicable.


Item 5. Interests of Named Experts and Counsel
        --------------------------------------

      The validity of the securities being offered hereby is being passed upon for the Company by Krugman, Chapnick & Grimshaw, Park 80 West - Plaza Two, Saddle Brook, New Jersey 07663-5819. James D. Krugman, a partner in Krugman, Chapnick & Grimshaw, is a director and Chairman of the Board of the Company, and Howard Kailes, a partner of such firm, is Secretary of the Company. Mr. Krugman owns 10,000 shares of Common Stock; is managing partner of a partnership which owns 40,364 shares of Common Stock (in 5,046 shares of which Mr. Krugman has a beneficial interest); has shared voting and investment power over 33,300 shares of Common Stock owned by a general partnership in which his mother has an interest; and has the right to acquire 95,000 additional shares which are issuable upon the exercise of options granted by the Company (of which options covering 47,500 shares are currently exercisable).

Item 6. Indemnification of Directors and Officers
        -----------------------------------------

      Under the provisions of Paragraph Seventh of the Certificate of Incorporation of the Company and Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), as amended, the Company is required to indemnify a director or officer of the Company for expenses arising out of legal proceedings in which the director or officer became involved by reason of his position as a director or officer of the Company, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful. In a proceeding to procure a judgment in the Company's favor, a director or officer may be indemnified for expenses incurred by him in connection with the defense or settlement of the suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be permitted without a court order in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company. Indemnification of a director or officer as provided above, unless court-ordered, shall be made by the Company only upon a determination that indemnification is proper in a specific case because the conduct of such director or officer meets the standards set forth above. Such determination shall be made
(i)by a vote of the majority of a quorum consisting of directors who were not parties to the proceeding involved, (ii) by independent legal counsel in a written opinion or (iii) by the stockholders of the Company.

      Under agreements entered into by the Company and all of the members of its Board of Directors, the foregoing indemnification provisions have been supplemented as follows with respect to such persons: (i) indemnification is permitted in the event the director is wholly or partly successful; (ii) prompt payment of litigation expenses is provided in advance of indemnification, subject to repayment if it is subsequently determined that the director was not entitled to indemnification for the expenses in question; (iii) prompt indemnification is provided unless a determination is made that the director has not met the applicable statutory standard;
(iv) in the event of a change in control of the Company, a determination that indemnification is proper may be made solely by independent legal counsel, in which case the indemnitee will be presumed entitled to indemnification until such presumption is overcome by the Company; and (v) the director is permitted to petition a court or seek an award in arbitration with respect to his entitlement to indemnification or advancement of expenses.

      Those members of the Board of Directors of the Company (the "Prior IGL Directors") who previously were directors of Insituform Group Limited ("IGL") are entitled to the benefits of the agreement dated July 3, 1992 (the "IGL Acquisition Agreement") among the Company, INA Acquisition Corp. ("INA Sub") and IGL, pursuant to which INA Sub will honor and assume all obligations of IGL pursuant to IGL's Articles of Association and Memorandum of Association as in effect on July 3, 1992 which provide for indemnification of directors of IGL with respect to events occurring prior to the effective date of the acquisition of IGL by the Company. The Company has also agreed to indemnify the Prior IGL Directors in connection with certain actions taken as directors of IGL with respect to the liquidation of IGL contemplated by the IGL Acquisition Agreement.

      Those members of the Board of Directors of the Company (the "Prior IMA Directors") who previously were directors of Insituform Mid-America, Inc. ("IMA") are entitled to the benefits of the agreement dated May 23, 1995 (the "IMA Merger Agreement") among the Company, ITI Acquisition Corp. ("ITI Sub") and IMA, pursuant to which the Company and IMA, as a wholly-owned subsidiary of the Company, will, to the extent permitted by the GCL and other law, honor all obligations of IMA pursuant to IMA's certificate of incorporation and by-laws, and certain agreements entered into by IMA, as in effect on May 23, 1995, which provide for indemnification of directors of IMA with respect to events occurring prior to the effective time of the merger of ITI Sub into IMA. Under agreements entered into by IMA and all of its directors prior to May 23, 1995, IMA undertook to indemnify such individuals to the full extent permitted by applicable law.

      In June 1988, the stockholders of the Company approved an amendment to its Certificate of Incorporation to add a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit or except for acts or omissions occurring prior to June 17, 1988.


Item 7. Exemption from Registration Claimed
        -----------------------------------

      Not applicable.


Item 8. Exhibits
        --------

      The exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.


Item 9. Undertakings
        ------------

      (a) The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              CONSENT OF COUNSEL


      The Consent of Krugman, Chapnick & Grimshaw is contained in their opinion filed as Exhibit 5 to this Registration Statement.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Insituform Technologies, Inc.
Memphis, Tennessee


      We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9,
1995 relating to the consolidated financial statements of Insituform Technologies, Inc. appearing in the Company's Annual
Report on Form 10-K for the year ended December 31, 1994.




                                    BDO SEIDMAN, LLP




Memphis, Tennessee
November 2, 1995

                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Insituform Mid-America, Inc.





We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 15, 1994 related to the consolidated balance sheets of Insituform Mid-America, Inc. and subsidiaries as of September 30, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1994, which report is incorporated by reference to the Current Report on Form 8-K of Insituform Technologies, Inc. dated October 25, 1995.



KPMG Peat Marwick LLP



St. Louis, Missouri
November 2, 1995

                         INDEPENDENT AUDITORS' CONSENT







We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 1995 related to the consolidated balance sheets of Enviroq Corporation (renamed IMA Merger Sub, Inc.) as of March 25, 1995 and March 26, 1994 and for the years then ended (which expresses an unqualified opinion and includes explanatory paragraphs referring to the discontinued operations of two subsidiaries and the sale of Enviroq common stock to IMA on April 18,1995, and to an uncertainty regarding the ultimate outcome of certain litigation and arbitration proceedings), which report is incorporated by reference to the Company's Current Report on Form 8-K dated October 25, 1995.




Deloitte & Touche LLP



Jacksonville, Florida
November 2, 1995

                               POWER OF ATTORNEY

      The Registrant and each person whose signature appears below hereby appoints James D. Krugman, Jean-Paul Richard and William A. Martin, as attorneys-in-fact with full power of substitution, severally, to execute in their respective names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to the registration statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to the registration statement with the Securities and Exchange Commission.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 2nd day of November, 1995.

                                          INSITUFORM TECHNOLOGIES, INC.


                                          By s/Jean-Paul Richard
                                            ---------------------------
                                             Jean-Paul Richard
                                             President and Chief Executive
                                             Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                       Title                       Date
        ---------                       -----                       ----

s/Jean-Paul Richard        President, Principal               November 2, 1995
-------------------------  Executive Officer
Jean-Paul Richard          and Director


s/William A. Martin       Principal Financial                 November 2, 1995
------------------------- and Accounting Officer
William A. Martin


s/Robert W. Affholder     Director                            November 2, 1995
-------------------------
Robert W. Affholder


s/Paul A. Biddelman       Director                           November 2 , 1995
-------------------------
Paul A. Biddelman


s/Brian Chandler          Director                           November 2 , 1995
-------------------------
Brian Chandler
s/Douglas K. Chick        Director                           November 2 , 1995
-------------------------
Douglas K. Chick


s/William Gorham          Director                           November 2 , 1995
-------------------------
William Gorham


s/Jerome Kalishman        Director                           November 2 , 1995
-------------------------
Jerome Kalishman


s/James D. Krugman        Director                           November 2 , 1995
-------------------------
James D. Krugman


s/Steven Roth             Director                           November 2 , 1995
-------------------------
Steven Roth


s/Alvin J. Siteman        Director                           November 2 , 1995
-------------------------
Alvin J. Siteman


s/Silas Spengler          Director                           November 2 , 1995
-------------------------
Silas Spengler


s/Sheldon Weinig          Director                           November 2 , 1995
-------------------------
Sheldon Weinig


s/Russell B. Wight, Jr.   Director                           November 2 , 1995
-------------------------
Russell B. Wight, Jr.

                               INDEX TO EXHIBITS

Number

4(i)        -     Copy of Insituform Mid-America,
                  Inc. Stock Option Plan, as amended.

4(ii)       -     Form of Stock Option Agreements
                  under Insituform Mid-America, Inc.
                  Stock Option Plan, as amended.

4(iii)      -     Certificate of Incorporation of the
                  Registrant.

4(iv)       -     By-Laws of the Registrant.

5           -     Opinion of Krugman, Chapnick &
                  Grimshaw.

23(i)       -     Consent of BDO Seidman, LLP (See
                  "Consent of Independent Certified
                  Public Accountants" in the Regis-
                  tration Statement).

23(ii)      -     Consent of KPMG Peat Marwick LLP
                  (See "Independent Auditors' Consent"
                  in the Registration Statement).

23(iii)     -     Consent of Deloitte & Touche LLP
                  (See "Independent Auditors' Consent"
                  in the Registration Statement).

23(iv)      -     Consent of Counsel (contained in
                  Exhibit 5).

24          -     Power of Attorney (See "Power of Attorney"
                  in the Registration Statement).